Exhibit 99.2

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

Date:	Wednesday, April 22, 2015
Contact:	Paul Dingsdale, Communications Director
(323) 881-4150 PDingsdale@unifiedgrocers.com

Unified Grocers Announces Agreement To Sell

Insurance Operations To AmTrust

(COMMERCE, CALIF.) — Unified Grocers, Inc. has reached a definitive agreement with New York-based AmTrust Financial Services, Inc. to sell Springfield Insurance Company, Unified Grocers Insurance Services (UGIS) and their related insurance operations.

Under the terms of the agreement, AmTrust will purchase Unified’s Covina, California building where Springfield Insurance Company and UGIS are housed and hire all the employees who work in the facility.

“We’re excited about the transaction. It marks a new chapter for Unified and our members,” said Bob Ling, President and Chief Executive Officer of Unified Grocers.

“We believe this transaction to be in the best interests of clients of both Springfield Insurance Company and UGIS as the businesses have been sold to a forward-looking, successful company that can apply a dedicated focus to their clients. The sale to AmTrust also represents an excellent way for the staff at Springfield Insurance Company and UGIS to continue to grow in the years ahead.”

“The transaction will be seamless to policyholders. They will benefit from the strength of a $4 billion, A.M. Best ‘A’ rated insurance provider and its wide portfolio of insurance products and can expect even greater offerings from AmTrust in the future.”

“We’re proud of our accomplishments in our insurance operations and the fact we were able to provide our retailers with insurance programs tailored to the unique demands of the grocery business,” he added.

“At the same time, the transaction allows Unified to streamline its business structure and direct greater focus to its core grocery wholesale operations.”

The parties anticipate that the transaction will close in approximately 90-120 days, subject to regulatory approval and other customary closing conditions.

For a more complete description of the definitive agreement, see Unified’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

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About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified, which generated approximately $3.9 billion in sales during fiscal 2014, offers independent retailers all the resources they need to compete in the supermarket industry.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A. M. Best.

For more information about Unified Grocers, visit: www.unifiedgrocers.com

For more information about AmTrust, visit: www.amtrustgroup.com